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                            August 14, 2023

       Anthony Wilson
       Chief Executive Officer
       Mississippi Power Company
       2992 West Beach Boulevard
       Gulfport, Mississippi 39501

                                                        Re: Mississippi Power
Company
                                                            Registration
Statement on Form S-3
                                                            Filed August 4,
2023
                                                            File No. 333-273697

       Dear Anthony Wilson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Eric Koontz, Esq.